EXHIBIT 10.63
Global Net Lease, Inc.
Non-Employee Director Compensation Guidelines

These Global Net Lease, Inc. Non-Employee Director Compensation Guidelines (these “Guidelines”) are adopted by the Board of Directors (the “Board”) of Global Net Lease, Inc. (the “Company”), as of February 22, 2024. These Guidelines will remain in effect until they are amended or rescinded by further action of the Board.

Annual Cash Retainer for service on the Board:	$75,000*
Annual Cash Retainer for service as Non-Executive Chair of the Board:**	$115,000*
Additional Annual Cash Retainer for serving as Member or Chair of a committee of the Board:***	Committee Member	Committee Chair**
Audit Committee	$20,000*	$30,000*
Compensation Committee	$20,000*	$30,000*
Nominating and Corporate Governance Committee	$20,000*	$30,000*
* Indicates that this compensation element will be paid on a pro rata basis for new members of the Board or a committee or a new Chair of the Board or a committee in the initial year of service and otherwise for partial periods of service.
In addition, each of the indicated cash retainers is paid in quarterly installments in arrears within 30 days following the end of the applicable fiscal quarter, provided, that payments may be delayed (but in no event beyond the end of the calendar year in which they would otherwise be payable) to accommodate Stock Elections delayed by a Closed Window.

** Committee chairs and the Board chair receive the chair retainer and not the member retainer.
*** The Board may set cash retainers and/or other compensation with respect to service on other Board committees that may be established by the Board from time to time.
Stock Elections (in lieu of Cash Retainers):
Non-employee directors may elect to have all or a portion of the Annual Cash Retainers and Additional Annual Cash Retainers (together, “Cash Retainers”) to which they become entitled paid in common shares of capital stock of the Company (“Common Stock”) pursuant to the 2021 Omnibus Incentive Compensation Plan of Global Net Lease, Inc. (as amended, or any successor thereto, the “Plan”) in lieu of cash.
Any election to receive Cash Retainers in Common Stock must be made on or prior to the date of the Annual Meeting of Stockholders (“Annual Meeting”) immediately preceding the director year (i.e., the period from one Annual Meeting to the next Annual Meeting) with respect to which such Cash Retainers will be paid; provided, however, that a non-employee director that is newly elected to the Board (whether or not at an Annual Meeting) shall be entitled for a period of thirty (30) days following such director’s initial election to the Board to make a Stock Election for such director’s initial director year or partial director year of service, as applicable (each such deadline, as applicable, a “Due Date”).
The Stock Election made with respect to a director year shall be irrevocable after the applicable Due Date with respect to such director year.
The number of shares of Common Stock granted will be determined by dividing the amount of the applicable Cash Retainer (or portion thereof) by the closing price of the Common Stock on the later of (i) the date the director would otherwise have been paid the Cash Retainer (or applicable portion thereof) in cash (the “Payment Date”) or (ii) the Due Date (in each case rounded down to the nearest whole share) (and if either such date is not a trading day, on the next trading day that follows such date). Except as provided below, such Common Stock shall be granted to the applicable non-employee director on the Payment Date or, if later, the Due Date (or if the Payment Date or Due Date, as applicable, is not a trading day, on the next trading day following the Payment Date or Due Date, respectively).
Notwithstanding the foregoing, a non-employee director may not make a Stock Election during a Company trading blackout period or when the non-employee director is otherwise in possession of material non-public information or when such an election would otherwise not be permitted by the Company’s general policies for transactions in the Company’s Common Stock applicable to non-employee directors, as those policies are in effect from time to time (in any event, a “Closed Window”). With respect to a Due Date that occurs during a Closed Window, the Due Date will be tolled until the next trading day following the conclusion of the Closed Window. With respect to the grant of Common Stock pursuant to a Stock Election, if such grant would otherwise be made during a Closed Window, the calculation of the number of shares of Common Stock granted and the grant of Common Stock will take place on the next trading day following the conclusion of the Closed Window.

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Annual RSU Award:
Intended grant date value as of the date of grant: $130,000*
* Indicates that this compensation element will be paid on a pro rata basis for new members of the Board or a committee or a new Chair of the Board or a committee in the initial year of service and otherwise for partial periods of service.

Annual restricted stock unit (“RSU”) awards are granted under the Plan effective as of immediately following the date of the Annual Meeting or the date a new director joins the Board so long as such date is following the Annual Meeting for the calendar year and prior to December 31 of that year, or if such date is during a Closed Window, the next trading day following the conclusion of the Closed Window, or such other date duly authorized by the Compensation Committee of the Board (the “Compensation Committee”) or the Board, as applicable (such date, the “Grant Date”), and subject to an applicable non-employee director’s being in active service on the Board as of the applicable Grant Date. If a non-employee director is appointed to the Board between January 1 and the date of the Annual Meeting of stockholders for that calendar year, the non-employee director will not receive an initial equity grant upon the non-employee director’s appointment to the Board.
The number of RSUs granted will be determined by dividing the amount set out above by the closing price of the Common Stock on the Grant Date (rounded down to the nearest whole share).
100% of the RSUs will vest on the day preceding the date of the Annual Meeting that follows the applicable Grant Date (the “Vesting Date”), generally subject to the non-employee director’s continued service on the Board through the Vesting Date; provided, that, in the case of a director’s departure prior to the applicable Vesting Date (other than a removal of such director for “Cause” (as defined in the applicable award agreement)), the RSUs will vest on a prorated basis as of the date of such departure based on the ratio that the number of days elapsed between the applicable Grant Date and the date of such director’s departure bears to the total number of days between such Grant Date and the applicable Vesting Date.
In addition, 100% of any then-outstanding Annual RSU Awards held by non-employee directors will vest on the date of consummation of a Change of Control (as defined in the Plan).
RSUs that vest will be settled in shares of Common Stock as soon as reasonably practicable, but in all events within thirty (30) days, following the applicable date on which they vest.

Expense Reimbursement; Indemnification:
Each non-employee director may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board or of any committee thereof.
In addition, each non-employee director will be eligible for coverage under the Company’s then-current directors’ and officers’ indemnification insurance policy, and any additional indemnification and/or advancement of expenses that may be provided pursuant to a written indemnification agreement in place between such non-employee director and the Company from time to time.

Stock Ownership Guidelines:
To ensure alignment of interest with the Company’s stockholders, each of the Company’s non-employee directors is expected to own Common Stock equal in value to five (5) times the Annual Cash Retainers and Additional Annual Cash Retainers paid to the non-employee director.
A non-employee director will have five (5) years from the later of (i) January 1, 2024, the initial effectiveness of the Stock Ownership Guidelines, or (ii) the non-employee director’s commencement of service on the Board to acquire Common Stock needed to meet these guidelines. In the event the Annual Cash Retainers and/or Additional Annual Cash Retainers are increased, the non-employee director will have five (5) years from the time of increase to acquire any additional Common Stock needed to meet the Stock Ownership Guidelines based on the amount of such increase.
The Compensation Committee may determine, in its sole discretion, such conditions and exceptions to these Stock Ownership Guidelines as it deems appropriate, on a case by case basis, including but not limited to waiver or modification of these Stock Ownership Guidelines for non-employee directors who are members of government, academia, or similar professions or religious orders.
For the purposes of these Stock Ownership Guidelines, references to “Common Stock” shall include all Common Stock beneficially owned (as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended) by the non-employee director and shall specifically include all awards granted to the non-employee director by the Company pursuant to the Plan (or any successor plan), whether vested or unvested, but shall specifically exclude stock options or stock appreciation rights, whether vested or unvested, and unvested portions of any restricted stock or restricted stock unit awards subject, as of the measurement time, to future achievement of performance targets.

Guidelines Subject to Amendment, Modification and Termination:
The Compensation Committee or the Board, as applicable, are authorized to interpret and construe these Guidelines and to make all determinations necessary, appropriate or advisable for the administration of these Guidelines.
These Guidelines may be amended, modified or terminated by the Board or Compensation Committee at any time, or from time to time, in their sole discretion.
Without limiting the generality of the foregoing, the Board and Compensation Committee hereby expressly reserve the authority to terminate these Guidelines during any year up and until the election of directors at a given Annual Meeting.

Taxes:
The Company is not responsible for the tax consequences under federal, foreign, provincial, state or local law with respect to any compensation, fees, equity awards or other payments made pursuant to these Guidelines.
All amounts payable under these Guidelines are subject to withholding and reporting requirements solely to the extent required by applicable law and the Company or its agents shall have the right to withhold or deduct from any such payments any taxes required to be withheld by federal, foreign, provincial, state or local governments.

Governing Law:	These Guidelines and matters arising under or related thereto shall be governed by and construed in accordance with the internal laws of the State of Maryland, without giving effect to its principles of conflicts of laws.

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